                                 GOVERNOR'S PARK
                                700 E. DRAKE RD
                             FORT COLLINS, COLORADO

                                 MARKET VALUE -
                               FEE SIMPLE ESTATE

                               AS OF MAY 17, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                    (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

[AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JUNE 28, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:  GOVERNOR'S PARK
     700 E. DRAKE RD
     FORT COLLINS, LARIMER COUNTY, COLORADO

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 188 units with a total of 166,280 square feet of rentable area. The improvements were built in 1983. The improvements are situated on 10.89 acres. Overall, the improvements are in good condition. As of the date of this appraisal, the subject property is 90% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
GOVERNOR'S PARK, FORT COLLINS, COLORADO

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 17, 2003 is:

                      ($11,400,000)

                      Respectfully submitted,
                      AMERICAN APPRAISAL ASSOCIATES, INC.

                      -s- Douglas Needham

June 28, 2003         Douglas Needham, MAI
#053272               Managing Principal, Real Estate Group
                      Colorado State Certified General Real Estate Appraiser
                      #CG40017035

Report By:
James Newell

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
GOVERNOR'S PARK, FORT COLLINS, COLORADO

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary.....................................................    4
Introduction..........................................................    9
Area Analysis.........................................................   11
Market Analysis.......................................................   14
Site Analysis.........................................................   16
Improvement Analysis..................................................   16
Highest and Best Use..................................................   17

                                    VALUATION

Valuation Procedure...................................................   18
Sales Comparison Approach.............................................   20
Income Capitalization Approach........................................   26
Reconciliation and Conclusion.........................................   38

                                    ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
GOVERNOR'S PARK, FORT COLLINS, COLORADO

                               EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                Governor's Park
LOCATION:                     700 E. Drake Rd
                              Fort Collins, Colorado

INTENDED USE OF ASSIGNMENT:   Court Settlement
PURPOSE OF APPRAISAL:         "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:           Fee Simple Estate

DATE OF VALUE:                May 17, 2003
DATE OF REPORT:               June 28, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:

  Size:                       10.89 acres, or 474,368 square feet
  Assessor Parcel No.:        R1139754
  Floodplain:                 Community Panel No. 0801020012C (March 18, 1996)
                              Flood Zone X, an area outside the floodplain.


  Zoning:                     M-M-N (Medium Density Mixed-Use Neighborhood
                              District)

BUILDING:

  No. of Units:               188 Units
  Total NRA:                  166,280 Square Feet
  Average Unit Size:          884 Square Feet
  Apartment Density:          17.3 units per acre
  Year Built:                 1983

UNIT MIX AND MARKET RENT:

              GROSS RENTAL INCOME PROJECTION
-----------------------------------------------------------
                         Market Rent
            Square  ----------------  Monthly      Annual
Unit Type    Feet   Per Unit  Per SF  Income       Income
-----------------------------------------------------------
2Br/1Ba      870      $700    $ 0.80  $ 36,400   $  436,800
2Br/1Ba      890      $715    $ 0.80  $ 97,240   $1,166,880
                                      --------   ----------
                              Total   $133,640   $1,603,680
                                      ========   ==========

OCCUPANCY:                       90%
ECONOMIC LIFE:                   45 Years
EFFECTIVE AGE:                   12 Years
REMAINING ECONOMIC LIFE:         33 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
GOVERNOR'S PARK, FORT COLLINS, COLORADO

                              SUBJECT PHOTOGRAPHS

[EXTERIOR - OFFICE PICTURE]         [EXTERIOR - PARKING LOT AND APARTMENT UNITS
                                                      PICTURE]

                                   [AREA MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
GOVERNOR'S PARK, FORT COLLINS, COLORADO

                               [NEIGHBORHOOD MAP]

HIGHEST AND BEST USE:

     As Vacant:               Hold for future multi-family development
     As Improved:             Continuation as its current use

METHOD OF VALUATION:          In this instance, the Sales Comparison and Income
                              Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
GOVERNOR'S PARK, FORT COLLINS, COLORADO

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

     DIRECT CAPITALIZATION                     Amount             $/Unit
     ---------------------                     ------             ------
Potential Rental Income                   $1,603,680           $8,530
Effective Gross Income                    $1,610,632           $8,567
Operating Expenses                        $537,560             $2,859           33.4% of EGI
Net Operating Income:                     $1,035,472           $5,508

Capitalization Rate                       9.00%
DIRECT CAPITALIZATION VALUE               $11,400,000 *        $60,638 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:

Holding Period                            10 years
2002 Economic Vacancy                     8%
Stabilized Vacancy & Collection Loss:     10%
Lease-up / Stabilization Period           6 months
Terminal Capitalization Rate              10.00%
Discount Rate                             12.00%
Selling Costs                             2.00%
Growth Rates:
   Income                                 3.00%
   Expenses:                              3.00%
DISCOUNTED CASH FLOW VALUE                $11,300,000 *        $60,106 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE    $11,400,000          $60,638 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:

   Range of Sales $/Unit (Unadjusted)     $48,090 to $87,162
   Range of Sales $/Unit (Adjusted)       $56,655 to $63,599
VALUE INDICATION - PRICE PER UNIT         $11,400,000 *        $60,638 / UNIT

EGIM ANALYSIS

   Range of EGIMs from Improved Sales     6.12 to 8.78
   Selected EGIM for Subject              7.20
   Subject's Projected EGI                $1,610,632
EGIM ANALYSIS CONCLUSION                  $11,500,000 *        $61,170 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION          $11,800,000 *        $62,766 / UNIT

RECONCILED SALES COMPARISON VALUE         $11,500,000          $61,170 / UNIT

-------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
GOVERNOR'S PARK, FORT COLLINS, COLORADO

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
    Price Per Unit                        $11,400,000
    NOI Per Unit                          $11,800,000
    EGIM Multiplier                       $11,500,000
INDICATED VALUE BY SALES COMPARISON       $11,500,000   $61,170 / UNIT

INCOME APPROACH:
    Direct Capitalization Method:         $11,400,000
    Discounted Cash Flow Method:          $11,300,000
INDICATED VALUE BY THE INCOME APPROACH    $11,400,000   $60,638 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:      $11,400,000   $60,638 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
GOVERNOR'S PARK, FORT COLLINS, COLORADO

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 700 E. Drake Rd, Fort Collins, Larimer County, Colorado. Fort Collins identifies it as R1139754.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by James Newell on May 17, 2003. Douglas Needham, MAI has not made a personal inspection of the subject property. James Newell performed the research, valuation analysis and wrote the report. Douglas Needham, MAI reviewed the report and concurs with the value. Douglas Needham, MAI and James Newell have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 17, 2003. The date of the report is June 28, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
GOVERNOR'S PARK, FORT COLLINS, COLORADO

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

   MARKETING PERIOD:    6 to 12 months
   EXPOSURE PERIOD:     6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in SP VII LP. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
GOVERNOR'S PARK, FORT COLLINS, COLORADO

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Fort Collins, Colorado. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East - South Lemay Avenue
West - South College Avenue
South - East Swallow Road
North - Dartmouth Trail

MAJOR EMPLOYERS

Major employers in the subject's area include Colorado State University. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
GOVERNOR'S PARK, FORT COLLINS, COLORADO

                            NEIGHBORHOOD DEMOGRAPHICS
-------------------------------------------------------------------------------------
                                                 AREA
                              ------------------------------------------
         CATEGORY             1-Mi. RADIUS   3-Mi. RADIUS   5-Mi. RADIUS       MSA
-------------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                 14,069         96,280        144,680       263,552
5-Year Population                  13,929        105,013        160,420       294,734
% Change CY-5Y                       -1.0%           9.1%          10.9%         11.8%
Annual Change CY-5Y                  -0.2%           1.8%           2.2%          2.4%

HOUSEHOLDS
Current Households                  6,220         37,683         56,032       102,355
5-Year Projected Households         6,250         41,840         62,824       115,866
% Change CY - 5Y                      0.5%          11.0%          12.1%         13.2%
Annual Change CY-5Y                   0.1%           2.2%           2.4%          2.6%

INCOME TRENDS
Median Household Income        $   39,300    $    44,080    $    45,922    $   53,910
Per Capita Income              $   24,170    $    23,074    $    23,719    $   25,034
Average Household Income       $   54,142    $    59,300    $    61,292    $   64,459

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                HOUSING TRENDS
----------------------------------------------------------------------------
                                             AREA
                            ----------------------------------------
        CATEGORY            1-Mi. RADIUS  3-Mi. RADIUS  5-Mi. RADIUS   MSA
----------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting        46.88%        41.94%        37.22%     29.39%
5-Year Projected % Renting     46.77%        41.64%        36.29%     28.26%

% of Households Owning         48.25%        54.18%        58.90%     63.45%
5-Year Projected % Owning      48.30%        54.73%        60.13%     65.23%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
GOVERNOR'S PARK, FORT COLLINS, COLORADO

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North - Single-family housing
South - Residential Condominiums
East - Office campus
West - Offices and single-family housing

CONCLUSIONS

The subject is well located within the city of Fort Collins. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
GOVERNOR'S PARK, FORT COLLINS, COLORADO

                                 MARKET ANALYSIS

The subject property is located in the city of Fort Collins in Larimer County. The overall pace of development in the subject's market is more or less stable. There has been no known new construction in the subject's neighborhood. The following table illustrates historical vacancy rates for the subject's market.

     HISTORICAL VACANCY RATE
-----------------------------------
Period        Region      Submarket
-----------------------------------
2001           5.9%         2.6%
2002           8.1%         7.0%

Source: Fort Collins Coloradoan Online

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has outperformed the overall market. The housing market has drawn in many former renters, causing this usually high-occupancy market to fall to lower levels lately. The apartment market will rebound to its normally high levels as the housing market slows down.

Market rents in the subject's market have been following an increasing trend. The following table illustrates historical rental rates for the subject's market.

                 HISTORICAL AVERAGE RENT
-------------------------------------------------------
Period       Region   % Change    Submarket    % Change
-------------------------------------------------------
2001          $639         -        $727            -
2002          $629      -1.6%       $757          4.1%

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
GOVERNOR'S PARK, FORT COLLINS, COLORADO

                                  COMPETITIVE PROPERTIES
-------------------------------------------------------------------------------------------
  No.     Property Name         Units    Ocpy.  Year Built       Proximity to subject
-------------------------------------------------------------------------------------------
  R-1     Collins West           300      82%      1989      Approx. 1 mile west of subject
  R-2     Brookview              200      89%      1976      1 mile northeast of subject
  R-3     Parkwood East          259      92%      1987      1 mile northeast of subject
  R-4     Pinecone               195     100%      1994      2 miles southeast of subject
  R-5     Scotch Pines East      102      96%      1977      Across the street from subject
Subject   Governor's Park        188      90%      1983

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
GOVERNOR'S PARK, FORT COLLINS, COLORADO

                              PROPERTY DESCRIPTION

SITE ANALYSIS

Site Area                    10.89 acres, or 474,368 square feet
Shape                        Irregular
Topography                   Level
Utilities                    All necessary utilities are available to the site.
Soil Conditions              Stable
Easements Affecting Site     None other than typical utility easements
Overall Site Appeal          Good
Flood Zone:
  Community Panel            0801020012C, dated March 18, 1996
  Flood Zone                 Zone X
Zoning                       M-M-N, the subject improvements represent a legal
                             conforming use of the site.

REAL ESTATE TAXES

                     ASSESSED VALUE - 2002
                 ------------------------------   TAX RATE /  PROPERTY
PARCEL NUMBER      LAND     BUILDING    TOTAL     MILL RATE     TAXES
-----------------------------------------------------------------------
R1139754         $130,370   $798,570   $928,940   $0.08725     $81,050

IMPROVEMENT ANALYSIS

Year Built                   1983
Number of Units              188
Net Rentable Area            166,280 Square Feet
Construction:
  Foundation                 Reinforced concrete slab
  Frame                      Heavy or light wood
  Exterior Walls             Wood or vinyl siding
  Roof                       Composition shingle over a wood truss structure
Project Amenities            Amenities at the subject include a swimming pool,
                             spa/jacuzzi, tennis court, gym room, barbeque
                             equipment, and parking area.
Unit Amenities               Individual unit amenities include a balcony,
                             fireplace, cable TV connection, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, dishwasher, garbage disposal, washer/dryer, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
GOVERNOR'S PARK, FORT COLLINS, COLORADO

Unit Mix:

                                 Unit Area
Unit Type     Number of Units    (Sq. Ft.)
-------------------------------------------
2Br/1Ba             52              870
2Br/1Ba            136              890

Overall Condition            Good
Effective Age                12 years
Economic Life                45 years
Remaining Economic Life      33 years
Deferred Maintenance         None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1983 and consist of a 188-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
GOVERNOR'S PARK, FORT COLLINS, COLORADO

                              THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
GOVERNOR'S PARK, FORT COLLINS, COLORADO

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
GOVERNOR'S PARK, FORT COLLINS, COLORADO

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
GOVERNOR'S PARK, FORT COLLINS, COLORADO

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                           COMPARABLE               COMPARABLE
    DESCRIPTION                       SUBJECT                I - 1                    I - 2
    -----------                       -------                -----                    -----
  Property Name                Governor's Park        Parkwood East            Parkside Village
                                                                               (Village by the
                                                                               Park)

LOCATION:
  Address                      700 E. Drake Rd        1720 Kirkwood            10701 Pecos
                                                        Drive                  Street

  City, State                  Fort Collins,          Fort Collins,            Denver,
                                 Colorado               Colorado                 Colorado
  County                       Larimer County         Larimer County           Adams County
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)       166,280                196,050                  203,040
  Year Built                   1983                   1987                     1971
  Number of Units              188                    259                      288
  Unit Mix:                    Type             Total Type           Total     Type          Total
                               2Br/1Ba           52                            1Bd/1Ba        144
                               2Br/1Ba          136                            2Bd/1Ba        144

  Average Unit Size (SF)       884                    757                      705
  Land Area (Acre)             10.8900                0.0000                   12.5000
  Density (Units/Acre)         17.3                                            23.0
  Parking Ratio (Spaces/Unit)  1.54                   0.00                     1.56
  Parking Type (Gr., Cov.,     Open                   0                        Open
    etc.)
CONDITION:                     0                      Good                     Average
APPEAL:                        0                      Good                     Average
AMENITIES:
  Pool/Spa                     Yes/Yes                Yes/Yes
  Gym Room                     Yes                    Yes
  Laundry Room                 No                     Yes
  Secured Parking              No                                              No
  Sport Courts                 No                     Yes

OCCUPANCY:                     90%                    92%                      87%
TRANSACTION DATA:
  Sale Date                                           January, 2003            November, 2002
  Sale Price ($)                                      $18,650,000              $13,850,000
  Grantor                                             Equity Residential       Jay B. Rich Corp.
                                                      Properties

  Grantee                                             Parkwood East            Village by the Park
                                                      LLC                      LLC

  Sale Documentation                                                           1052436
  Verification                                        Jeff Hawks (Selling      Buyers broker
                                                        Broker)
  Telephone Number                                    N/A                      303-292-3700
ESTIMATED PRO-FORMA:                                  Total $    $/Unit  $/SF  Total $    $/Unit  $/SF
  Potential Gross Income                              N/A                      $2,602,080 $9,035 $12.82
  Vacancy/Credit Loss                                 N/A                      $  338,270 $1,175 $ 1.67
  Effective Gross Income                              $2,438,846 $9,416 $12.44 $2,263,807 $7,860 $11.15
  Operating Expenses                                  $  853,500 $3,295 $ 4.35 $  991,918 $3,444 $ 4.89
  Net Operating Income                                $1,585,250 $6,121 $ 8.09 $1,271,889 $4,416 $ 6.26
  NOTES:                                              Cap Rate of 8.5% used
                                                        per
                                                      Jeff Hawks (Selling
                                                        Broker).

  PRICE PER UNIT                                            $72,008                   $48,090
  PRICE PER SQUARE FOOT                                     $ 95.13                   $ 68.21
  EXPENSE RATIO                                                35.0%                     43.8%
  EGIM                                                         7.65                      6.12
  OVERALL CAP RATE                                             8.50%                     9.18%
  Cap Rate based on Pro Forma or Actual Income?            PRO FORMA                  PRO FORMA

                                    COMPARABLE              COMPARABLE             COMPARABLE
    DESCRIPTION                        I - 3                   I - 4                  I - 5
    -----------                        -----                   -----                  -----
  Property Name                The Maples at           Summerhill             Cascade Village
                               Crestwood                 (Pine View)

LOCATION:
  Address                      1327 West 84th          300 Russell            6880 West 91st
                                 Avenue                  Blvd                   Street

  City, State                  Denver,                 Thornton,              Westminster,
                                 Colorado                Colorado               Colorado
  County                       Adams County            Adams County           Jefferson County
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)       231,624                 86,100                 340,548
  Year Built                   1973                    1973                   1987
  Number of Units              300                     100                    444
  Unit Mix:                    Type          Total     Type           Total   Type            Total
                               Studio          38      1Bd/1Ba         10     1Bd/1Ba          222
                               1Bd/1Ba        160      2Bd/1Ba         80     2Bd/1Ba          222
                               2Bd/1Ba         74      3Bd/2Ba         10
                               3Bd/2Ba         28

  Average Unit Size (SF)       772                     861                    767
  Land Area (Acre)             11.0900                 5.0000                 16.9220
  Density (Units/Acre)         27.1                    20.0                   26.2
  Parking Ratio (Spaces/Unit)  1.58                    1.75                   2.04
  Parking Type (Gr., Cov.,     Open                    Open                   Open, open
  etc.)                                                                       covered
CONDITION:                     Average                 Average                Good
APPEAL:                        Average                 Average                Good
AMENITIES:
  Pool/Spa                                             No/No                  Yes/Yes
  Gym Room                                             No                     Yes
  Laundry Room                                         No                     No
  Secured Parking              No                      No                     No
  Sport Courts                                         Yes                    No

OCCUPANCY:                     95%                     94%                    90%
TRANSACTION DATA:
  Sale Date                    August, 2002            November, 2001         December, 2002
  Sale Price ($)               $19,400,000             $5,950,000             $38,700,000
  Grantor                      Partridge               300 East               LBK 3
                                 Properties Trust        Russell

  Grantee                      Maples LLP              Summer Hill            Henderson Global Investors
                                                         Apartments

  Sale Documentation           1015850                 890881                 JFA-12206
  Verification                 Broker                  Buyer                  Public Records

  Telephone Number             N/A                     303-987-2511
ESTIMATED PRO-FORMA:           Total $    $/Unit  $/SF   Total $  $/Unit  $/SF   Total $   $/Unit   $/SF
  Potential Gross Income       $2,483,000 $8,277 $10.72  $907,800 $9,078 $10.5  $4,898,856 $11,033 $14.39
  Vacancy/Credit Loss          $  124,150 $  414 $ 0.54  $ 54,468 $  545 $0.63  $  489,886 $ 1,103 $ 1.44
  Effective Gross Income       $2,358,850 $7,863 $10.18  $853,332 $8,533 $9.91  $4,408,970 $ 9,930 $12.95
  Operating Expenses           $1,080,000 $3,600 $ 4.66  $315,733 $3,157 $3.67  $1,198,800 $ 2,700 $ 3.52
  Net Operating Income         $1,278,850 $4,263 $ 5.52  $537,599 $5,376 $6.24  $3,210,170 $ 7,230 $ 9.43
NOTES:

  PRICE PER UNIT                     $64,667                  $59,500                   $87,162
  PRICE PER SQUARE FOOT              $ 83.76                  $ 69.11                   $113.64
  EXPENSE RATIO                         45.8%                    37.0%                     27.2%
  EGIM                                  8.22                     6.97                      8.78
  OVERALL CAP RATE                      6.59%                    9.04%                     8.30%
  Cap Rate based on Pro Forma       PRO FORMA                 PRO FORMA                PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
GOVERNOR'S PARK, FORT COLLINS, COLORADO

[IMPROVED SALES MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $48,090 to $87,162 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $56,655 to $63,599 per unit with a mean or average adjusted price of $61,074 per unit. The median adjusted price is $61,433 per unit. Based on the following analysis, we have concluded to a value of $61,000 per unit, which results in an "as is" value of $11,400,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 23
GOVERNOR'S PARK, FORT COLLINS, COLORADO

SALES ADJUSTMENT GRID

                                                                  COMPARABLE                      COMPARABLE
           DESCRIPTION                      SUBJECT                  I - 1                           I - 2
--------------------------------------------------------------------------------------------------------------------------
Property Name                        Governor's Park         Parkwood East                   Parkside Village
                                                                                             (Village by the Park)
Address                              700 E. Drake Rd         1720 Kirkwood Drive             10701 Pecos Street
City                                 Fort Collins, Colorado  Fort Collins, Colorado          Denver, Colorado
Sale Date                                                    January, 2003                   November, 2002
Sale Price ($)                                               $18,650,000                     $13,850,000
Net Rentable Area (SF)               166,280                 196,050                         203,040
Number of Units                      188                     259                             288
Price Per Unit                                               $72,008                         $48,090
Year Built                           1983                    1987                            1971
Land Area (Acre)                     10.8900                                                 12.5000
VALUE ADJUSTMENTS                      DESCRIPTION              DESCRIPTION           ADJ.       DESCRIPTION           ADJ.
Property Rights Conveyed             Fee Simple Estate       Fee Simple Estate          0%    Fee Simple Estate          0%
Financing                                                    Cash To Seller             0%    Special Financing         15%
Conditions of Sale                                           Arm's Length               0%    Arm's Length               0%
Date of Sale (Time)                                          01-2003                    0%    11-2002                    0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                  $72,008                          $55,304
Location                                                     Comparable                 0%    Superior                 -10%
Number of Units                      188                     259                        0%    288                        0%
Quality / Appeal                     Good                    Superior                 -10%    Inferior                  10%
Age / Condition                      1983                    1987 / Good               -5%    1971 / Average            10%
Occupancy at Sale                    90%                     92%                        0%    87%                        0%
Amenities                            Good                    Comparable                 0%    Inferior                   5%
Average Unit Size (SF)               884                     757                        0%    705                        0%
PHYSICAL ADJUSTMENT                                                                   -15%                              15%
FINAL ADJUSTED VALUE ($/UNIT)                                       $61,207                          $63,599

                                           COMPARABLE               COMPARABLE                        COMPARABLE
           DESCRIPTION                        I - 3                    I - 4                            I - 5
---------------------------------------------------------------------------------------------------------------------------------
Property Name                        The Maples at Crestwood  Summerhill (Pine View)             Cascade Village
Address                              1327 West 84th Avenue    300 Russell Blvd                   6880 West 91st Street
City                                 Denver, Colorado         Thornton, Colorado                 Westminster, Colorado
Sale Date                            August, 2002             November, 2001                       December, 2002
Sale Price ($)                       $19,400,000              $5,950,000                         $38,700,000
Net Rentable Area (SF)               231,624                  86,100                             340,548
Number of Units                      300                      100                                444
Price Per Unit                       $64,667                  $59,500                            $87,162
Year Built                           1973                     1973                               1987
Land Area (Acre)                     11.0900                  5.0000                             16.9220
VALUE ADJUSTMENTS                       DESCRIPTION     ADJ.     DESCRIPTION           ADJ.         DESCRIPTION              ADJ.
Property Rights Conveyed             Fee Simple Estate    0%  Fee Simple Estate          0%      Fee Simple Estate             0%
Financing                            Cash To Seller       0%  Cash To Seller             0%      Cash To Seller                0%
Conditions of Sale                   Arm's Length         0%  Arm's Length               0%      Arm's Length                  0%
Date of Sale (Time)                  08-2002              0%  11-2001                    0%      12-2002                       0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)           $64,667                 $59,500                            $87,162
Location                             Superior           -10%  Superior                 -10%      Superior                    -20%
Number of Units                      300                  0%  100                        0%      444                          10%
Quality / Appeal                     Superior            -5%  Inferior                  10%      Superior                    -15%
Age / Condition                      1973 / Average      10%  1973 / Average            10%      1987 / Good                  -5%
Occupancy at Sale                    95%                  0%  94%                        0%      90%                           0%
Amenities                            Comparable           0%  Superior                  -5%      Superior                     -5%
Average Unit Size (SF)               772                  0%  861                        0%      767                           0%
PHYSICAL ADJUSTMENT                                      -5%                             5%                                  -35%
FINAL ADJUSTED VALUE ($/UNIT)                 $61,433                 $62,475                           $56,655

SUMMARY

VALUE RANGE (PER UNIT)        $ 56,655     TO     $ 63,599
MEAN (PER UNIT)               $ 61,074
MEDIAN (PER UNIT)             $ 61,433
VALUE CONCLUSION (PER UNIT)   $ 61,000

VALUE OF IMPROVEMENT & MAIN SITE          $  11,468,000
  LESS: LEASE-UP COST                    -$       5,600
  PV OF CONCESSIONS                      -$      59,000
VALUE INDICATED BY SALES COMPARISON
APPROACH                                  $  11,403,400
ROUNDED                                   $  11,400,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 24
GOVERNOR'S PARK, FORT COLLINS, COLORADO

                             NOI PER UNIT COMPARISON

                     SALE PRICE              NOI/      SUBJECT NOI
COMPARABLE  NO. OF   ----------          -----------  --------------  ADJUSTMENT  INDICATED
   NO.      UNITS    PRICE/UNIT    OAR     NOI/UNIT   SUBJ. NOI/UNIT    FACTOR    VALUE/UNIT
--------------------------------------------------------------------------------------------
   I-1       259    $ 18,650,000  8.50%  $ 1,585,250   $  1,035,472     0.900     $   64,798
                    $     72,008         $     6,121   $      5,508
   I-2       288    $ 13,850,000  9.18%  $ 1,271,889   $  1,035,472     1.247     $   59,977
                    $     48,090         $     4,416   $      5,508
   I-3       300    $ 19,400,000  6.59%  $ 1,278,850   $  1,035,472     1.292     $   83,553
                    $     64,667         $     4,263   $      5,508
   I-4       100    $  5,950,000  9.04%  $   537,599   $  1,035,472     1.025     $   60,959
                    $     59,500         $     5,376   $      5,508
   I-5       444    $ 38,700,000  8.30%  $ 3,210,170   $  1,035,472     0.762     $   66,399
                    $     87,162         $     7,230   $      5,508

               PRICE/UNIT                     VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT
----------------------------------------    ----------------------------------------------------
  Low        High     Average    Median     Estimated Price Per Unit                $     63,000
$59,977    $83,553    $67,137    $64,798    Number of Units                                  188
                                            Value                                   $ 11,844,000
                                              Less: Lease-Up Cost                  -$      5,600
                                              PV of Concessions                    -$     59,000
                                            Value Based on NOI Analysis             $ 11,779,400
                                                                          Rounded   $ 11,800,000

The adjusted sales indicate a range of value between $59,977 and $83,553 per unit, with an average of $67,137 per unit. Based on the subject's competitive position within the improved sales, a value of $63,000 per unit is estimated. This indicates an "as is" market value of $11,800,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 25
GOVERNOR'S PARK, FORT COLLINS, COLORADO

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                     SALE PRICE
COMPARABLE  NO. OF   ----------     EFFECTIVE    OPERATING              SUBJECT
   NO.      UNITS    PRICE/UNIT   GROSS INCOME    EXPENSE      OER   PROJECTED OER     EGIM
----------------------------------------------------------------------------------  ----------
   I-1       259    $ 18,650,000  $  2,438,846  $   853,500  35.00%                    7.65
                    $     72,008
   I-2       288    $ 13,850,000  $  2,263,807  $   991,918  43.82%                    6.12
                    $     48,090
   I-3       300    $ 19,400,000  $  2,358,850  $ 1,080,000  45.79%                    8.22
                                                                        33.38%
                    $     64,667
   I-4       100    $  5,950,000  $    853,332  $   315,733  37.00%                    6.97
                    $     59,500
   I-5       444    $ 38,700,000  $  4,408,970  $ 1,198,800  27.19%                    8.78
                    $     87,162

                    EGIM                     VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES
----------------------------------------    ----------------------------------------------------
Low        High       Average    Median     Estimate EGIM                                   7.20
6.12       8.78        7.55       7.65      Subject EGI                             $  1,610,632
                                            Value                                   $ 11,596,550
                                              Less: Lease-Up Cost                  -$      5,600
                                              PV of Concessions                    -$     59,000
                                                                                    ------------
                                            Value Based on EGIM Analysis            $ 11,531,950
                                                                         Rounded    $ 11,500,000

                                                               Value Per Unit       $     61,170

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 33.38% before reserves. The comparable sales indicate a range of expense ratios from 27.19% to 45.79%, while their EGIMs range from 6.12 to 8.78. Overall, we conclude to an EGIM of 7.20, which results in an "as is" value estimate in the EGIM Analysis of $11,500,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $11,500,000.

Price Per Unit                 $  11,400,000
NOI Per Unit                   $  11,800,000
EGIM Analysis                  $  11,500,000

Sales Comparison Conclusion    $  11,500,000

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 26
GOVERNOR'S PARK, FORT COLLINS, COLORADO

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 27
GOVERNOR'S PARK, FORT COLLINS, COLORADO

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                   Average
                 Unit Area    ------------------
  Unit Type      (Sq. Ft.)    Per Unit    Per SF    %Occupied
-------------------------------------------------------------
2Br/1Ba            870         $  703     $ 0.81      81.7%
2Br/1Ba            890         $  682     $ 0.77      92.6%

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 28
GOVERNOR'S PARK, FORT COLLINS, COLORADO

                                 RENT ANALYSIS

                                                             COMPARABLE RENTS
                                              -----------------------------------------------
                                                 R-1      R-2       R-3      R-4      R-5
                                              -----------------------------------------------
                                               Collins           Parkwood            Scotch
                                                West   Brookview   East   Pinecone Pines East
                                              -----------------------------------------------
                                                           COMPARISON TO SUBJECT
                              SUBJECT SUBJECT -----------------------------------------------
                 SUBJECT UNIT ACTUAL  ASKING  Slightly Slightly  Slightly
  DESCRIPTION        TYPE      RENT    RENT   Superior Inferior  Superior Superior   Similar   MIN     MAX   MEDIAN AVERAGE
---------------------------------------------------------------------------------------------------------------------------
Monthly Rent       2BR/1BA    $   703 $   699 $    735  $   785   $  800  $    810   $   745  $  735 $   810 $  785 $   775
Unit Area (SF)                    870     870      740      836      824       808       800     740     836    808     802
Monthly Rent Per
 Sq. Ft.                      $  0.81 $  0.80 $   0.99  $  0.94   $ 0.97  $   1.00   $  0.93  $ 0.93 $  1.00 $ 0.97 $  0.97

Monthly Rent       2BR/1BA    $   682 $   715 $    790            $  833  $    935            $  790 $   935 $  833 $   853
Unit Area (SF)                    890     890      923               882     1,080               882   1,080    923     961
Monthly Rent Per
 Sq. Ft.                      $  0.77 $  0.80 $   0.86            $ 0.94  $   0.87            $ 0.86 $  0.94 $ 0.87 $  0.89

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                   Market Rent
                                  Unit Area    ------------------     Monthly     Annual
Unit Type      Number of Units    (Sq. Ft.)    Per Unit    Per SF     Income      Income
-------------------------------------------------------------------------------------------
2Br/1Ba              52              870        $  700     $ 0.80    $  36,400  $   436,800
2Br/1Ba             136              890        $  715     $ 0.80    $  97,240  $ 1,166,880
                                                                     ---------  -----------
                                                           Total     $ 133,640  $ 1,603,680
                                                                     =========  ===========

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 29
GOVERNOR'S PARK, FORT COLLINS, COLORADO

SUMMARY OF HISTORICAL INCOME & EXPENSES

                              FISCAL YEAR 2000       FISCAL YEAR 2001       FISCAL YEAR 2002       FISCAL YEAR 2003
                           ------------------------------------------------------------------------------------------
                                   ACTUAL                 ACTUAL                 ACTUAL           MANAGEMENT BUDGET
                           ------------------------------------------------------------------------------------------
       DESCRIPTION            TOTAL     PER UNIT     TOTAL     PER UNIT     TOTAL     PER UNIT     TOTAL     PER UNIT
---------------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income            $ 1,659,421  $  8,827  $ 1,711,612  $  9,104  $ 1,615,401  $  8,593  $ 1,572,966  $  8,367
  Vacancy                  $   121,146  $    644  $   140,307  $    746  $   130,777  $    696  $   141,000  $    750
  Credit Loss/Concessions  $    61,907  $    329  $    51,286  $    273  $     6,438  $     34  $     4,500  $     24
                           ------------------------------------------------------------------------------------------
   Subtotal                $   183,053  $    974  $   191,593  $  1,019  $   137,215  $    730  $   145,500  $    774
  Laundry Income           $         0  $      0  $         0  $      0  $         0  $      0  $    16,936  $     90
  Garage Revenue           $         0  $      0  $         0  $      0  $         0  $      0  $         0  $      0
  Other Misc. Revenue      $    62,477  $    332  $   165,816  $    882  $   155,374  $    826  $   144,858  $    771
                           ------------------------------------------------------------------------------------------
   Subtotal Other Income   $    62,477  $    332  $   165,816  $    882  $   155,374  $    826  $   161,794  $    861
                           ------------------------------------------------------------------------------------------
Effective Gross Income     $ 1,538,845  $  8,185  $ 1,685,835  $  8,967  $ 1,633,560  $  8,689  $ 1,589,260  $  8,454

Operating Expenses
  Taxes                    $    85,951  $    457  $    92,438  $    492  $    95,197  $    506  $    99,455  $    529
  Insurance                $    17,278  $     92  $    25,785  $    137  $    30,150  $    160  $    34,572  $    184
  Utilities                $    80,326  $    427  $    76,843  $    409  $    82,697  $    440  $    83,279  $    443
  Repair & Maintenance     $    83,534  $    444  $    57,847  $    308  $    37,923  $    202  $    41,025  $    218
  Cleaning                 $         0  $      0  $         0  $      0  $         0  $      0  $         0  $      0
  Landscaping              $       926  $      5  $       265  $      1  $        15  $      0  $         0  $      0
  Security                 $         0  $      0  $         0  $      0  $         0  $      0  $         0  $      0
  Marketing & Leasing      $    25,362  $    135  $    26,079  $    139  $    24,363  $    130  $    25,205  $    134
  General Administrative   $   184,315  $    980  $   155,920  $    829  $   163,707  $    871  $   146,720  $    780
  Management               $    80,110  $    426  $    87,970  $    468  $    84,064  $    447  $    84,331  $    449
  Miscellaneous            $    44,744  $    238  $    29,445  $    157  $    29,981  $    159  $    28,312  $    151
                           ------------------------------------------------------------------------------------------
Total Operating Expenses   $   602,546  $  3,205  $   552,592  $  2,939  $   548,097  $  2,915  $   542,899  $  2,888
  Reserves                 $         0  $      0  $         0  $      0  $         0  $      0  $         0  $      0
                           ------------------------------------------------------------------------------------------
Net Income                 $   936,299  $  4,980  $ 1,133,243  $  6,028  $ 1,085,463  $  5,774  $ 1,046,361  $  5,566

                            ANNUALIZED YEAR 2003
                           ---------------------
                                 PROJECTION               AAA PROJECTION
                           ----------------------------------------------------
       DESCRIPTION            TOTAL     PER UNIT     TOTAL     PER UNIT     %
-------------------------------------------------------------------------------
Revenues
  Rental Income            $ 1,581,568  $  8,413  $ 1,603,680  $  8,530  100.0%
  Vacancy                  $   257,024  $  1,367  $   144,331  $    768    9.0%
  Credit Loss/Concessions  $    35,948  $    191  $    16,037  $     85    1.0%
                           ---------------------------------------------------
   Subtotal                $   292,972  $  1,558  $   160,368  $    853   10.0%
  Laundry Income           $         0  $      0  $    16,920  $     90    1.1%
  Garage Revenue           $         0  $      0  $         0  $      0    0.0%
  Other Misc. Revenue      $    92,128  $    490  $   150,400  $    800    9.4%
                           ---------------------------------------------------
   Subtotal Other Income   $    92,128  $    490  $   167,320  $    890   10.4%
                           ---------------------------------------------------
Effective Gross Income     $ 1,380,744  $  7,344  $ 1,610,632  $  8,567  100.0%

Operating Expenses
  Taxes                    $    68,912  $    367  $    94,000  $    500    5.8%
  Insurance                $    33,076  $    176  $    32,900  $    175    2.0%
  Utilities                $    86,732  $    461  $    82,720  $    440    5.1%
  Repair & Maintenance     $    36,928  $    196  $    41,360  $    220    2.6%
  Cleaning                 $         0  $      0  $         0  $      0    0.0%
  Landscaping              $       400  $      2  $       188  $      1    0.0%
  Security                 $         0  $      0  $         0  $      0    0.0%
  Marketing & Leasing      $    22,312  $    119  $    25,380  $    135    1.6%
  General Administrative   $   131,804  $    701  $   150,400  $    800    9.3%
  Management               $    69,500  $    370  $    80,532  $    428    5.0%
  Miscellaneous            $    16,248  $     86  $    30,080  $    160    1.9%
                           ---------------------------------------------------
Total Operating Expenses   $   465,912  $  2,478  $   537,560  $  2,859   33.4%
  Reserves                 $         0  $      0  $    37,600  $    200    7.0%
                           ---------------------------------------------------
Net Income                 $   914,832  $  4,866  $ 1,035,472  $  5,508   64.3%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 10% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 30
GOVERNOR'S PARK, FORT COLLINS, COLORADO

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $200 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $200 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                 CAPITALIZATION RATES
           ----------------------------------
               GOING-IN           TERMINAL
           ----------------------------------
            LOW      HIGH      LOW      HIGH
           ----------------------------------
RANGE      6.00%    10.00%    7.00%    10.00%
AVERAGE         8.14%              8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 31
GOVERNOR'S PARK, FORT COLLINS, COLORADO

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.   SALE DATE   OCCUP.   PRICE/UNIT    OAR
---------------------------------------------------
  I-1        Jan-03      92%      $ 72,008    8.50%
  I-2        Nov-02      87%      $ 48,090    9.18%
  I-3        Aug-02      95%      $ 64,667    6.59%
  I-4        Nov-01      94%      $ 59,500    9.04%
  I-5        Dec-02      90%      $ 87,162    8.30%
                                      High    9.18%
                                       Low    6.59%
                                   Average    8.32%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.00%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 12.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 12.00% indicates a value of $11,300,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 32
GOVERNOR'S PARK, FORT COLLINS, COLORADO

approximately 39% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 33
GOVERNOR'S PARK, FORT COLLINS, COLORADO

DISCOUNTED CASH FLOW ANALYSIS

                                 GOVERNOR'S PARK

                YEAR                   APR-2004      APR-2005      APR-2006      APR-2007      APR-2008      APR-2009
            FISCAL YEAR                   1             2             3             4             5             6
-----------------------------------------------------------------------------------------------------------------------
REVENUE
 Base Rent                            $1,603,680    $1,651,790    $1,701,344    $1,752,384    $1,804,956    $1,859,105

 Vacancy                              $  150,949    $  148,661    $  153,121    $  157,715    $  162,446    $  167,319
 Credit Loss                          $   16,037    $   16,518    $   17,013    $   17,524    $   18,050    $   18,591
 Concessions                          $   66,552    $        0    $        0    $        0    $        0    $        0
                                      --------------------------------------------------------------------------------
  Subtotal                            $  233,538    $  165,179    $  170,134    $  175,238    $  180,496    $  185,910

 Laundry Income                       $   16,920    $   17,428    $   17,950    $   18,489    $   19,044    $   19,615
 Garage Revenue                       $        0    $        0    $        0    $        0    $        0    $        0
 Other Misc. Revenue                  $  150,400    $  154,912    $  159,559    $  164,346    $  169,277    $  174,355
                                      --------------------------------------------------------------------------------
   Subtotal Other Income              $  167,320    $  172,340    $  177,510    $  182,835    $  188,320    $  193,970
                                      --------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                $1,537,462    $1,658,951    $1,708,719    $1,759,981    $1,812,781    $1,867,164

OPERATING EXPENSES:
 Taxes                                $   94,000    $   96,820    $   99,725    $  102,716    $  105,798    $  108,972
 Insurance                            $   32,900    $   33,887    $   34,904    $   35,951    $   37,029    $   38,140
 Utilities                            $   82,720    $   85,202    $   87,758    $   90,390    $   93,102    $   95,895
 Repair & Maintenance                 $   41,360    $   42,601    $   43,879    $   45,195    $   46,551    $   47,948
 Cleaning                             $        0    $        0    $        0    $        0    $        0    $        0
 Landscaping                          $      188    $      194    $      199    $      205    $      212    $      218
 Security                             $        0    $        0    $        0    $        0    $        0    $        0
 Marketing & Leasing                  $   25,380    $   26,141    $   26,926    $   27,733    $   28,565    $   29,422
 General Administrative               $  150,400    $  154,912    $  159,559    $  164,346    $  169,277    $  174,355
 Management                           $   76,873    $   82,948    $   85,436    $   87,999    $   90,639    $   93,358
 Miscellaneous                        $   30,080    $   30,982    $   31,912    $   32,869    $   33,855    $   34,871
                                      --------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES              $  533,901    $  553,686    $  570,297    $  587,406    $  605,028    $  623,179

 Reserves                             $   37,600    $   38,728    $   39,890    $   41,087    $   42,319    $   43,589
                                      --------------------------------------------------------------------------------
NET OPERATING INCOME                  $  965,961    $1,066,537    $1,098,533    $1,131,489    $1,165,433    $1,200,396
                                      --------------------------------------------------------------------------------
 Operating Expense Ratio (% of EGI)         34.7%         33.4%         33.4%         33.4%         33.4%         33.4%
 Operating Expense Per Unit           $    2,840    $    2,945    $    3,033    $    3,124    $    3,218    $    3,315
                                      --------------------------------------------------------------------------------


                YEAR                   APR-2010      APR-2011      APR-2012      APR-2013      APR-2014
            FISCAL YEAR                   7             8             9             10            11
---------------------------------------------------------------------------------------------------------
REVENUE
 Base Rent                            $1,914,878    $1,972,324    $2,031,494    $2,092,439    $2,155,212

 Vacancy                              $  172,339    $  177,509    $  182,834    $  188,319    $  193,969
 Credit Loss                          $   19,149    $   19,723    $   20,315    $   20,924    $   21,552
 Concessions                          $        0    $        0    $        0    $        0    $        0
                                      ------------------------------------------------------------------
  Subtotal                            $  191,488    $  197,232    $  203,149    $  209,244    $  215,521

 Laundry Income                       $   20,203    $   20,809    $   21,434    $   22,077    $   22,739
 Garage Revenue                       $        0    $        0    $        0    $        0    $        0
 Other Misc. Revenue                  $  179,585    $  184,973    $  190,522    $  196,238    $  202,125
                                      ------------------------------------------------------------------
   Subtotal Other Income              $  199,789    $  205,782    $  211,956    $  218,315    $  224,864
                                      ------------------------------------------------------------------
EFFECTIVE GROSS INCOME                $1,923,179    $1,980,874    $2,040,300    $2,101,509    $2,164,555

OPERATING EXPENSES:
 Taxes                                $  112,241    $  115,608    $  119,076    $  122,649    $  126,328
 Insurance                            $   39,284    $   40,463    $   41,677    $   42,927    $   44,215
 Utilities                            $   98,772    $  101,735    $  104,787    $  107,931    $  111,169
 Repair & Maintenance                 $   49,386    $   50,868    $   52,394    $   53,965    $   55,584
 Cleaning                             $        0    $        0    $        0    $        0    $        0
 Landscaping                          $      224    $      231    $      238    $      245    $      253
 Security                             $        0    $        0    $        0    $        0    $        0
 Marketing & Leasing                  $   30,305    $   31,214    $   32,151    $   33,115    $   34,109
 General Administrative               $  179,585    $  184,973    $  190,522    $  196,238    $  202,125
 Management                           $   96,159    $   99,044    $  102,015    $  105,075    $  108,228
 Miscellaneous                        $   35,917    $   36,995    $   38,104    $   39,248    $   40,425
                                      ------------------------------------------------------------------
TOTAL OPERATING EXPENSES              $  641,874    $  661,131    $  680,964    $  701,393    $  722,435

 Reserves                             $   44,896    $   46,243    $   47,631    $   49,059    $   50,531
                                      ------------------------------------------------------------------
NET OPERATING INCOME                  $1,236,408    $1,273,500    $1,311,705    $1,351,057    $1,391,588
                                      ------------------------------------------------------------------
 Operating Expense Ratio (% of EGI)         33.4%         33.4%         33.4%         33.4%         33.4%
 Operating Expense Per Unit           $    3,414    $    3,517    $    3,622    $    3,731    $    3,843
                                      ------------------------------------------------------------------

                                                               Gross Residual Sale Price $13,915,883  Deferred
                                                                                                        Maintenance      $         0
Estimated Stabilized NOI $1,035,472  Sales Expense Rate  2.00%     Less: Sales Expense   $   278,318  Add: Excess Land   $         0
                                                                                         -----------
Months to Stabilized              6  Discount Rate      12.00% Net Residual Sale Price   $13,637,566  Other Adjustments  $         0
                                                                                                                         -----------
Stabilized Occupancy           91.0% Terminal Cap Rate  10.00% PV of Reversion           $ 4,390,931  Value Indicated By
                                                                                                        "DCF"            $11,255,785
                                                               Add: NPV of NOI           $ 6,864,853          Rounded    $11,300,000
                                                                                         -----------
                                                               PV Total                  $11,255,785

                          "DCF" VALUE SENSITIVITY TABLE

                                                        DISCOUNT RATE
------------------------------------------------------------------------------------------------
        TOTAL VALUE             11.50%        11.75%        12.00%        12.25%       12.50%
------------------------------------------------------------------------------------------------
                     9.50%   $11,861,017   $11,671,918   $11,486,886   $11,305,821   $11,128,623
                     9.75%   $11,737,080   $11,550,726   $11,368,373   $11,189,920   $11,015,273
TERMINAL CAP RATE   10.00%   $11,619,340   $11,435,594   $11,255,785   $11,079,815   $10,907,590
                    10.25%   $11,507,344   $11,326,078   $11,148,689   $10,975,081   $10,805,159
                    10.50%   $11,400,680   $11,221,777   $11,046,693   $10,875,333   $10,707,607
------------------------------------------------------------------------------------------------

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 34
GOVERNOR'S PARK, FORT COLLINS, COLORADO

INCOME LOSS DURING LEASE-UP

The subject is currently 90% occupied, with net operating income below our stabilized occupancy projection. We have estimated a 06-month lease-up period. An adjustment must be made to bring the subject to a stabilized operating level. To account for this income loss during lease-up, we have compared the current DCF analysis to an "as stabilized" DCF analysis assuming the subject's occupancy were stabilized. The difference in net operating income during the lease-up period is discounted to a present value figure of $5,600 as shown in the following table.

           DESCRIPTION               YEAR 1
--------------------------------------------
"As Is" Net Operating Income        $965,961
Stabilized Net Operating Income     $972,248

                                    --------
Difference                          $  6,287

PV of Income Loss During Lease-Up   $  5,614
                                    --------

                          Rounded   $  5,600
                                    --------

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $59,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 35
GOVERNOR'S PARK, FORT COLLINS, COLORADO

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 36
GOVERNOR'S PARK, FORT COLLINS, COLORADO

                                 GOVERNOR'S PARK

                                                     TOTAL       PER SQ. FT.   PER UNIT   %OF EGI
-------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                                       $ 1,603,680      $ 9.64      $  8,530

  Less: Vacancy & Collection Loss        10.00%   $   160,368      $ 0.96      $    853

  Plus: Other Income
    Laundry Income                                $    16,920      $ 0.10      $     90     1.05%
    Garage Revenue                                $         0      $ 0.00      $      0     0.00%
    Other Misc. Revenue                           $   150,400      $ 0.90      $    800     9.34%
                                                  ----------------------------------------------
      Subtotal Other Income                       $   167,320      $ 1.01      $    890    10.39%

EFFECTIVE GROSS INCOME                            $ 1,610,632      $ 9.69      $  8,567

OPERATING EXPENSES:
  Taxes                                           $    94,000      $ 0.57      $    500     5.84%
  Insurance                                       $    32,900      $ 0.20      $    175     2.04%
  Utilities                                       $    82,720      $ 0.50      $    440     5.14%
  Repair & Maintenance                            $    41,360      $ 0.25      $    220     2.57%
  Cleaning                                        $         0      $ 0.00      $      0     0.00%
  Landscaping                                     $       188      $ 0.00      $      1     0.01%
  Security                                        $         0      $ 0.00      $      0     0.00%
  Marketing & Leasing                             $    25,380      $ 0.15      $    135     1.58%
  General Administrative                          $   150,400      $ 0.90      $    800     9.34%
  Management                              5.00%   $    80,532      $ 0.48      $    428     5.00%
  Miscellaneous                                   $    30,080      $ 0.18      $    160     1.87%

TOTAL OPERATING EXPENSES                          $   537,560      $ 3.23      $  2,859    33.38%

  Reserves                                        $    37,600      $ 0.23      $    200     2.33%
                                                  ----------------------------------------------
NET OPERATING INCOME                              $ 1,035,472      $ 6.23      $  5,508    64.29%
------------------------------------------------------------------------------------------------

  "GOING IN" CAPITALIZATION RATE                         9.00%

  VALUE INDICATION                                $11,505,249      $69.19      $ 61,198

  LESS: LEASE-UP COST                            ($     5,600)
  PV OF CONCESSIONS                              ($    59,000)

  "AS IS" VALUE INDICATION

      (DIRECT CAPITALIZATION APPROACH)            $11,440,649

                              ROUNDED             $11,400,000      $68.56      $ 60,638
------------------------------------------------------------------------------------------------

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 37
GOVERNOR'S PARK, FORT COLLINS, COLORADO

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE      VALUE          ROUNDED       $/UNIT       $/SF
-------------------------------------------------------------
  8.25%    $12,486,581     $12,500,000     $66,489     $75.17
  8.50%    $12,117,428     $12,100,000     $64,362     $72.77
  8.75%    $11,769,370     $11,800,000     $62,766     $70.96
  9.00%    $11,440,649     $11,400,000     $60,638     $68.56
  9.25%    $11,129,696     $11,100,000     $59,043     $66.75
  9.50%    $10,835,109     $10,800,000     $57,447     $64.95
  9.75%    $10,555,630     $10,600,000     $56,383     $63.75

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $11,400,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

     Discounted Cash Flow Analysis        $11,300,000
     Direct Capitalization Method         $11,400,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $11,400,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 38
GOVERNOR'S PARK, FORT COLLINS, COLORADO

                         RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                             Not Utilized
Sales Comparison Approach                 $11,500,000
Income Approach                           $11,400,000
Reconciled Value                          $11,400,000

The Direct Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 17, 2003 the market value of the fee simple estate in the property is:

                                   $11,400,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
GOVERNOR'S PARK, FORT COLLINS, COLORADO

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
GOVERNOR'S PARK, FORT COLLINS, COLORADO

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
GOVERNOR'S PARK, FORT COLLINS, COLORADO

                               SUBJECT PHOTOGRAPHS

[EXTERIOR - OFFICE PICTURE]               [EXTERIOR - PARKING LOT AND APARTMENT
                                                    UNITS PICTURE]

[EXTERIOR - APARTMENT UNIT AND            [EXTERIOR - PARKING LOT PICTURE]
    OPEN SPACE PICTURE]

[INTERIOR - APARTMENT UNIT PICTURE]       [INTERIOR - APARTMENT UNIT PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
GOVERNOR'S PARK, FORT COLLINS, COLORADO

                               SUBJECT PHOTOGRAPHS

[INTERIOR - APARTMENT UNIT PICTURE]       [INTERIOR - APARTMENT UNIT PICTURE]

[EXTERIOR - POOL AREA PICTURE]            [EXTERIOR - TENNIS COURTS PICTURE]

[EXTERIOR - GYM ROOM PICTURE]             [EXTERIOR - ENTRANCE SPA PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
GOVERNOR'S PARK, FORT COLLINS, COLORADO

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
GOVERNOR'S PARK, FORT COLLINS, COLORADO

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

                                 COMPARABLE I-2
    COMPARABLE I-1             PARKSIDE VILLAGE             COMPARABLE I-3
    PARKWOOD EAST            (VILLAGE BY THE PARK)     THE MAPLES AT CRESTWOOD
 1720 Kirkwood Drive           10701 Pecos Street        1327 West 84th Avenue
Fort Collins, Colorado          Denver, Colorado           Denver, Colorado
    [PICTURE]                      [PICTURE]                   [PICTURE]

    COMPARABLE I-4               COMPARABLE I-5
SUMMERHILL (PINE VIEW)          CASCADE VILLAGE
   300 Russell Blvd          6880 West 91st Street
  Thornton, Colorado         Westminster, Colorado
     [PICTURE]                     [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
GOVERNOR'S PARK, FORT COLLINS, COLORADO

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                         COMPARABLE
    DESCRIPTION                                SUBJECT                                      R - 1
------------------------------------------------------------------------------------------------------------------
  Property Name               Governor's Park                            Collins West
  Management Company          AIMCO
LOCATION:
  Address                     700 E. Drake Rd                            2736 Raintree
  City, State                 Fort Collins, Colorado                     Fort Collins, Colorado
  County                      Larimer County                             Larimer County
  Proximity to Subject                                                   Approx. 1 mile west of subject
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)      166,280
  Year Built                  1983                                       1989
  Effective Age               12                                         10
  Building Structure Type
  Parking Type
  (Gr., Cov., etc.)           Open                                       Open
  Number of Units             188                                        300
  Unit Mix:                       Type            Unit  Qty    Mo               Type       Unit  Qty    Mo
                              1  2Br/1Ba          870    52   $703       1   1Bd/1Ba       600        $ 690
                              2  2Br/1Ba          890   136   $682       1   2Bd/1Ba       880        $ 780
                                                                         2   2Bd/1Ba       895        $ 780
                                                                         2   2Bd/1.25Ba    900        $ 800
  Average Unit Size (SF)      884
  Unit Breakdown:                Efficiency       2-Bedroom                  Efficiency    2-Bedroom
                                 1-Bedroom        3-Bedroom                  1-Bedroom     3-Bedroom
CONDITION:                    Very Good                                  Good
APPEAL:                       Good                                       Good
AMENITIES:
  Unit Amenities                  Attach. Garage      Vaulted Ceiling         Attach. Garage       Vaulted Ceiling
                               X  Balcony                                  X  Balcony
                               X  Fireplace                                X  Fireplace
                               X  Cable TV Ready                           X  Cable TV Ready
  Project Amenities            X  Swimming Pool                            X  Swimming Pool
                               X  Spa/Jacuzzi         Car Wash                Spa/Jacuzzi          Car Wash
                                  Basketball Court X  BBQ Equipment           Basketball Court  X  BBQ Equipment
                                  Volleyball Court    Theater Room            Volleyball Court     Theater Room
                                  Sand Volley Ball    Meeting Hall            Sand Volley Ball     Meeting Hall
                               X  Tennis Court        Secured Parking         Tennis Court         Secured Parking
                                  Racquet Ball        Laundry Room            Racquet Ball      X  Laundry Room
                                  Jogging Track       Business Office         Jogging Track        Business Office
                               X  Gym Room                                    Gym Room
OCCUPANCY:                    90%                                        82 %
LEASING DATA:
  Available Leasing Terms     6-12 month leases                          10 OR 12 month leases
  Concessions                 1 month free                               $50 off Garden Level and 2Bd/1.25Ba

  Pet Deposit                 $250                                       $250
  Utilities Paid by Tenant:    X  Electric         X  Natural Gas          X Electric             Natural Gas
                               X  Water            X  Trash                  Water                Trash
  Confirmation                Laurie Gille (Leasing agent)               Leasing Agent
  Telephone Number                                                       970-226-4980
NOTES:
  COMPARISON TO SUBJECT:                                                 Slightly Superior

                                                COMPARABLE                                   COMPARABLE
    DESCRIPTION                                    R - 2                                       R - 3
----------------------------------------------------------------------------------------------------------------------
  Property Name               Brookview                                      Parkwood East
  Management Company                                                         OMNI
LOCATION:
  Address                     1717 Welch                                     1720 Kirkwood Drive
  City, State                 Fort Collins, Colorado                         Fort Collins, Colorado
  County                      Larimer County                                 Larimer County
  Proximity to Subject        1 mile northeast of subject                    1 mile northeast of subject
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)
  Year Built                  1976                                           1987
  Effective Age               25                                             10
  Building Structure Type
  Parking Type                Open                                           Open
  (Gr., Cov., etc.)           200
  Number of Units                                                            259
  Unit Mix:                         Type               Unit   Qty    Mo          Type                Unit   Qty  Mo
                                  1Bd/1Ba               632        $ 705     0  1Bd/1Ba               724       $ 745
                              1   2Bd/1Ba               836        $ 785     1  2Bd/2Ba               824       $ 800
                                  3Bd/2Ba             1,116        $ 895     2  2Bd/2Ba               878       $ 825
                                                                             2  2Bd/2Ba               886       $ 840
                                                                                2Bd/2Ba               922       $ 855
  Average Unit Size (SF)
  Unit Breakdown:                 Efficieny           2-Bedroom                 Efficiency            2-Bedroom
                                  1-Bedroom           3-Bedroom                 1-Bedroom             3-Bedroom
CONDITION:                    Average                                        Good
APPEAL:                       Average                                        Good
AMENITIES:
  Unit Amenities                   Attach. Garage       Vaulted Ceiling           Attach. Garage       Vaulted Ceiling
                                X  Balcony                                     X  Balcony
                                   Fireplace                                   X  Fireplace
                                X  Cable TV Ready                              X  Cable TV Ready
  Project Amenities             X  Swimming Pool                               X  Swimming Pool
                                   Spa/Jacuzzi          Car Wash               X  Spa/Jacuzzi          Car Wash
                                   Basketball Court     BBQ Equipment             Basketball Court     BBQ Equipment
                                   Volleyball Court     Theater Room              Volleyball Court     Theater Room
                                   Sand Volley Ball     Meeting Hall              Sand Volley Ball     Meeting Hall
                                   Tennis Court         Secured Parking        X  Tennis Court         Secured Parking
                                   Racquet Ball      X  Laundry Room           X  Racquet Ball         Laundry Room
                                   Jogging Track        Business Office           Jogging Track        Business Office
                                   Gym Room                                    X  Gym Room
OCCUPANCY:                    89%                                            92 %
LEASING DATA:
  Available Leasing Terms     6-12 month leases                              6-12 month leases
  Concessions                 $100 off each month                            $100 off each month
  Pet Deposit                 $250                                           $250
  Utilities Paid by Tenant:     X  Electric          X  Natural Gas            X  Electric             Natural Gas
                                   Water                Trash                  X  Water              X Trash
  Confirmation                Leasing agent                                  Leasing Agent
  Telephone Number            970-493-4250                                   970-221-0945
NOTES:
  COMPARISON TO SUBJECT:      Slightly Inferior                              Slightly Superior

                                              COMPARABLE                                  COMPARABLE
    DESCRIPTION                                  R - 4                                       R - 5
----------------------------------------------------------------------------------------------------------------------
  Property Name               Pinecone                                       Scotch Pines East
  Management Company          IRET                                           AIMCO
LOCATION:
  Address                     2212 Vermont Drive                             915 F Darke Road
  City, State                 Fort Collins, Colorado                         Fort Collins, Colorado
  County                      Larimer County                                 Larimer County
  Proximity to Subject        2 miles southeast of subject                   Across the street from subject
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)
  Year Built                  1994                                           1977
  Effective Age               5                                              20
  Building Structure Type
  Parking Type
  (Gr., Cov., etc.)           Garage, Open                                   Open
  Number of Units             195                                            102
  Unit Mix:                            Type             Unit  Qty    Mo              Type        Unit    Qty      Mo
                              1  1Bd/1Ba                 808       $  810        Studio           400           $  565
                              2  2Bd/2Ba               1,058       $  915        1Bd/1Ba          600           $  655
                              2  2Bd/2Ba               1,101       $  955    1   2Bd/1Ba Loft     800           $  745
  Average Unit Size (SF)
  Unit Breakdown:                Efficiency              2-Bedroom               Efficiency       2-Bedroom
                                 1-Bedroom               3-Bedroom               1-Bedroom        3-Bedroom
CONDITION:                    Good                                           Good
APPEAL:                       Good                                           Good
AMENITIES:
  Unit Amenities                   Attach. Garage       Vaulted Ceiling           Attach. Garage       Vaulted Ceiling
                                X  Balcony                                     X  Balcony
                                X  Fireplace                                      Fireplace
                                X  Cable TV Ready                              X  Cable TV Ready
  Project Amenities             X  Swimming Pool                               X  Swimming Pool
                                X  Spa/Jacuzzi          Car Wash                  Spa/Jacuzzi          Car Wash
                                   Basketbal Court      BBQ Equipment             Basketbal Court      BBQ Equipment
                                   Volleyball Court     Theater Room              Volleyball Court     Theater Room
                                   Sand Volley Ball     Meeting Hall              Sand Volley Ball     Meeting Hall
                                   Tennis Court         Secured Parking        X  Tennis Court         Secured Parking
                                   Racquet Ball         Laundry Room              Racquet Ball         Laundry Room
                                   Jogging Track        Business Office           Jogging Track        Business Office
                                X  Gym Room                                       Gym Room
OCCUPANCY:                    100%                                           96  %
LEASING DATA:
  Available Leasing Terms     6-12 month leases                              6-12 month leases
  Concessions                 none                                           none
  Pet Deposit                 $300 non-refundable
  Utilities Paid by Tenant:     X  Electric          X  Natural Gas            X  Electric          X  Natural Gas
                                   Water                Trash                  X  Water             X  Trash
  Confirmation                Leasing Agent                                  Leasing Agent
  Telephone Number            970-226-4800                                   970-223-4038
NOTES:                        W/D in each unit                               W/D in each unit
  COMPARISON TO SUBJECT:      Superior                                       Similar

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
GOVERNOR'S PARK, FORT COLLINS, COLORADO

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

    COMPARABLE R-1            COMPARABLE R-2            COMPARABLE R-3
     COLLINS WEST                BROOKVIEW               PARKWOOD EAST
     2736 Raintree              1717 Welch            1720 Kirkwood Drive
Fort Collins, Colorado    Fort Collins, Colorado    Fort Collins, Colorado
      [PICTURE]                  [PICTURE]                [PICTURE]

    COMPARABLE R-4            COMPARABLE R-5
       PINECONE              SCOTCH PINES EAST
  2212 Vermont Drive         915 E. Drake Road
Fort Collins, Colorado    Fort Collins, Colorado
      [PICTURE]                  [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
GOVERNOR'S PARK, FORT COLLINS, COLORADO

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
GOVERNOR'S PARK, FORT COLLINS, COLORADO

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
GOVERNOR'S PARK, FORT COLLINS, COLORADO

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
GOVERNOR'S PARK, FORT COLLINS, COLORADO

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
GOVERNOR'S PARK, FORT COLLINS, COLORADO

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. James Newell provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institutes continuing education requirements.

                                                -s- Douglas Needham
                                                --------------------
                                                Douglas Needham, MAI
                                     Managing Principal, Real Estate Group
                                  Colorado State Certified General Real Estate
                                             Appraiser #CG40017035

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
GOVERNOR'S PARK, FORT COLLINS, COLORADO

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
GOVERNOR'S PARK, FORT COLLINS, COLORADO

                                     DOUGLAS A. NEEDHAM, MAI
                          MANAGING PRINCIPAL, REAL ESTATE ADVISORY GROUP

POSITION Douglas A. Needham is a Managing Principal for the Irvine Real Estate Advisory Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

Valuation         Mr. Needham has appraised all types of major commercial real estate including apartments, hotels/motels, light and heavy industrial facilities, self-storage facilities, mobile home parks, offices, retail shopping centers, service stations, special-use properties, and vacant land.

Business Mr. Needham joined AAA in 1998. Prior to joining AAA, he was a senior associate at Koeppel Tener, a senior analyst at Great Western Appraisal Group, and an associate appraiser at R. L. McLaughlin & Associates.

EDUCATION         Texas A&M University
                    Bachelor of Business Administration - Finance

STATE
 CERTIFICATIONS   State of Arizona, Certified General Real Estate
                  Appraiser, #30943

                  State of California, Certified General Real Estate Appraiser, #AG025443

                  State of Colorado, Certified General Appraiser, #CG40017035

                  State of Oregon, Certified General Appraiser, #C000686

                  State of Washington, Certified General Real Estate Appraiser, #1101111

PROFESSIONAL      Appraisal Institute, MAI Designated Member
 AFFILIATIONS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
GOVERNOR'S PARK, FORT COLLINS, COLORADO

VALUATION AND     Appraisal Institute
 SPECIAL COURSES   Advanced Income Capitalization
                   Appraisal Principles
                   Appraisal Procedures
                   Basic Income Capitalization
                   Standards of Professional Practice

AMERICAN APPRAISAL ASSOCIATES, INC.
GOVERNOR'S PARK, FORT COLLINS, COLORADO

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
GOVERNOR'S PARK, FORT COLLINS, COLORADO

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.